UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(    ) Check this box if no longer         OMB APPROVAL
       subject to Section 16.  Form 4 or   OMB Number:  3235-0287
       Form 5 obligations may continue.    Expires:  February 1, 1994
       See Instruction 1(b).               Estimated average burden hours per
                                           response......0.5


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1.       NAME AND ADDRESS OF REPORTING PERSON
              (Last) (First) (Middle)
              (Street) (City) (State) (Zip)

              Lance, William S.
              1314 Watson Street
              Scranton, PA  18504

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2.       ISSUER NAME AND TICKER OR TRADING SYMBOL

              First National Community Bancorp, Inc.  (FNCB)

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3.       IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

              __________________________________________

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4.       STATEMENT FOR MONTH/YEAR

              08/02

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5.       IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

              ______________

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6.       RELATIONSHIP OF REPORTING PERSON TO ISSUER
              (Check all applicable)

   ____  Director                           _____  10% Owner
  __x__  Officer (give title below)         _____  Other (specify below)

                                    Treasurer


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TABLE I NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security (Instr.3)       2. Transaction Date        3. Transaction Code (Instr. 8)
                                         (Month/Day/Year)
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                                                                      Code                V
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      Common Stock
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 4. Securities Acquired (A) or Disposed of     5. Amount of             6. Ownership        7. Nature of
      (D)  (Instr. 3, 4, and 5)                   Securities               Form:               Indirect
                                                  Beneficially Owned       Direct (D) or       Beneficial
                                                  at End of Month          Indirect (I)        Ownership
                                                  (Instr. 3 and 4)         (Instr. 4)          (Instr. 4)
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    Amount         (A) or (D)      Price
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                                                      1,020.27                  D
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TABLE II   DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED  (e.g., puts, calls, warrants, options, convertible securities)
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 1. Title of Derivative        2. Conversion       3. Transaction       4. Transaction Code (Instr. 8)
    Security (Instr. 3)           or Exercise            Date
                                  Price of
                                  Derivative
                                  Security
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                                                                                Code               V
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   Common Stock *
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   Common Stock *
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   Common Stock *                   $31.97               08/28/02                 A
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 5. Number of Derivative             6. Date Exercisable and Expiration Date     7. Title and Amount of
    Securities Acquired (A) or          (Month/Day/Year)                            Underlying Securities (Instr. 3
    Disposed of (D)                                                                 and 4)
    (Instr. 3, 4, and 5)
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                                                                                                   Amount or
     (A)           (D)                   Date Exercisable      Expiration Date       Title         Number of
                                                                                                    Shares
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                                          05/16/01             08/30/10         Common Stock         2000
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                                          02/23/02             08/22/11         Common Stock         2000
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     2000                                 03/01/03             08/28/12         Common Stock         2000
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 8. Price of                  9. Number of               10. Ownership Form of        11. Nature of Indirect
    Derivative Security          Derivative                  Derivative Security:         Beneficial Ownership
    (Instr. 5)                   Securities                  Direct (D) or Indirect       (instr. 4)
                                 Beneficially Owned          (I) (Instr. 4)
                                 at End of Month
                                 (Instr. 4)
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        $28.55                         1900                             D
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        $33.55                         2000                             D
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        $31.97                         2000                             D
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 Explanation of Responses:
 * Stock Options granted pursuant to the company's 2000 Independent Directors Stock Option Plan.



     /s/ William Lance, Treasurer
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     Signature of Reporting Person


     September 6, 2002
     -----------------
     Date


 **Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.